SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 of 15(d) of the
Securities Exchange Act of 1934

September 23, 2010
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Date of Report (date of earliest event reported)

ALL-AMERICAN SPORTPARK, INC.
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Exact name of Registrant as Specified in its Charter

Nevada	0-024970	88-0203976
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State or Other Jurisdiction	Commission File	IRS Employer
of Incorporation	Number	Identification Number

6730 South Las Vegas Boulevard, Las Vegas, NV 89119
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Address of Principal Executive Offices, Including Zip Code

(702) 798-7777
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Registrant's Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On September 23, 2010, All American SportPark, Inc. (the "Company") entered into an agreement with Investments AKA, LLC ("AKA") (the "Agreement") pursuant to which AKA agreed to exchange $114,254.68 of interest owed to it by the Company for 952,123 shares of the Company's common stock. The interest was owed to AKA in connection with two promissory notes in the aggregate principal amount of $800,000 held by an entity affiliated with AKA that were repaid by the Company in September 2008. However, at that time the accrued interest was not paid. The issuance of the shares of common stock under the Agreement satisfies the Company's obligations to pay the interest.

     AKA is managed by Agassi Ventures, LLC which is managed by Andre K. Agassi. All of the membership interests of AKA are held by Agassi Ventures, LLC. The Andre Agassi Trust, of which Andre K. Agassi is the Trustee, holds all of the membership interests of Agassi Ventures, LLC.

     As a result of the issuance of shares of common stock pursuant to the Agreement, Agassi Ventures, LLC and Andre K. Agassi now have beneficial ownership of 1,589,167 shares of the Company's common stock which represents approximately 35.1% of the shares outstanding.

     The forgoing summary of the terms of the Agreement is qualified by reference to the Agreement which is filed as Exhibit 10.1 to this report on Form 8-K.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

     As described in Item 1.01 of this report, on September 23, 2010, the Company entered into an Agreement to issue 952,123 shares of its common stock to AKA. In connection with this sale, the Company relied upon the exemptions provided by Section 4(2) of the Act. AKA is an accredited investor which had access to complete information concerning the Company. AKA represented that it was acquiring the shares for its own account, for investment purposes and without a view towards the resale or distribution of the shares. A restrictive legend will be placed on the certificate representing the shares issued.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit
No.	Description
10.1	Agreement with AKA Investments, LLC dated September 23, 2010

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALL-AMERICAN SPORTPARK, INC.

Date: September 24, 2010	By:	/s/ Ronald S. Boreta
Ronald S. Boreta, President